Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of July 1, 2009 (the “Effective Date”), between News America Incorporated, a Delaware corporation (the “Company”) and Chase Carey (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive on the terms and conditions hereinafter set forth and the Executive desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment; Position and Duties; Exclusive Services.

(a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

(b) Positions; Reporting Responsibility; Power and Authority.

(i) The Executive shall serve as Deputy Chairman, President and Chief Operating Officer of News Corporation (“News Corp.”) and News Corp. shall make its best efforts to assure that the Executive serves as a member of the News Corp. Board of Directors (the “Board”) during the Term hereof.

(ii) The Executive shall be required to report only to the person who is the Chairman of News Corp. (the “News Corp. Chairman”) and the Board. As President and Chief Operating Officer of News Corp., the Executive shall have the powers, responsibilities and authorities that are customary for presidents and chief operating officers of corporations of the size, type and nature of News Corp. and shall have meaningful involvement in all areas of the operations of News Corp. and its subsidiaries and affiliates. Other than the News Corp. Chairman, the Executive will be the highest ranking executive of News Corp. Executives of all subsidiaries and divisions of News Corp. will report to the Executive and to the News Corp. Chairman; provided, however, it is understood that the principal Legal and the principal Financial officer of News Corp. may continue to report directly to the News Corp. Chairman. It shall be a condition of the Executive’s agreement to perform services hereunder that this Agreement be guaranteed in all respects by News Corp.

(c) Exclusive Services. During the Term, and except for illness or incapacity, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall perform and discharge the duties which may be assigned to him from time to time by the Board and the News Corp. Chairman; provided, however, that so long as they do not in any manner interfere with his performance hereunder nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i) serving, in accordance with the Company’s policies and with the prior approval of the Board or the News Corp. Chairman or Group General Counsel, as a director or member of a committee of any company or organization,

(ii) delivering lectures and fulfilling speaking engagements,

(iii) engaging in charitable and community activities, and

(iv) investing his personal assets in such form and in such manner as will not violate Section 8 below, which shall be construed to permit investment in any Company-controlled investment fund.

(d) Location. The Executive’s initial principal place of business shall be at the Company’s headquarters in New York, New York. The Executive’s principal place of business shall not be relocated outside of New York, New York without the written consent of the Executive. The Executive will travel as reasonably required to perform his functions hereunder, which may include significant travel to Los Angeles, California.

2. Term of Agreement.

The term of employment under this Agreement shall be the period commencing on the Effective Date and ending on June 30, 2014 (the “Term”).

3. Salary and Annual Bonus.

(a) Salary. The Executive shall be paid a base salary (the “Salary”) at the rate of $8,100,000 per annum from and after the Effective Date. The Salary shall be payable in accordance with the customary payroll practices for senior executives of the Company.

(b) Annual Bonus.

(i) In accordance with the provisions contained herein, the Executive may be entitled to an annual bonus (“Bonus”) for each fiscal year of the Company (currently July 1 to June 30) (the “Fiscal Year”) ending coincident with or during the Term. Any Bonus payable to the Executive for the performance periods ending on June 30, 2010, June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014, respectively (each, a “Performance Period”) pursuant to the News Corporation 2005 Long-Term Management Incentive Plan (or any successor plan) (each, a “Bonus”) shall be paid in the manner hereinafter provided following written certification by the Compensation Committee of the Board of Directors of News Corp. no later than 90 days after the end of the period to which it relates or 10 days after earnings for such period are announced, whichever occurs first.

(ii) The Bonus payable for any of the Performance Periods shall be the amount calculated pursuant to subsection (iii) below by (A) determining the EPS Percentage Comparison for the Fiscal Year then ended compared to the prior Fiscal Year and (B) determining the Required Amount for such EPS Percentage Comparison; provided that the Bonus for the Performance Period ending on June 30, 2010 will be no less than $5,000,000.

(iii) “EPS Percentage Comparison” shall mean the amount of percentage change (calculated to 1/100th of a percent) in Earnings Per Share (as calculated below) of News Corp., determined as follows and as confirmed by News Corp.’s auditors:

(A) Net Income for each Fiscal Year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in News Corp.’s audited consolidated financial statements (the “Financial Statements”);

(B) Adjusted Net Income (which is to be used as the basis for the EPS Percentage Comparison computation) shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Equity Affiliates” (as that term is used in the Financial Statements) included in Net Income (the “Adjustments”) – (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the Fiscal Year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements;

(C) Earnings Per Share shall be calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corp. utilized in the Financial Statements for the respective Fiscal Year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits; and

(D) In such determination, Earnings Per Share for the Fiscal Year then ended (“Current Year”) shall be divided by Earnings Per Share for the prior Fiscal Year (“Prior Year”) to determine the EPS Percentage Comparison. If Prior Year Earnings Per Share is a negative number, the difference between Earnings Per Share for the Current Year and Prior Year shall be divided by Prior Year Earnings Per Share (expressed as a positive number) to determine the EPS Percentage Comparison. For example: (A) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is ($2.50), the EPS Percentage Comparison shall be negative 25% (negative change of $.50 divided by absolute value of $2.00 = negative 25%); (B) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is $1.00, the EPS Percentage Comparison shall be 150% (positive change of $3.00 divided by absolute value of $2.00 = 150%); and (C) if Prior Year Earnings Per Share is $2.00 and Current Year Earnings Per Share is $1.80, the EPS Percentage Comparison is negative 10% (negative change of $.20 divided by absolute value of $2.00 = negative 10%).

(iv) The “Required Amount” shall equal the following amounts, using straight-line interpolation between low and high Required Amounts for any EPS Percentage Comparison that falls within any applicable EPS Percentage Comparison range:

EPS Percentage Comparison Ranges:	The Required Amount is
If the EPS Percentage Comparison is	Low	High
Negative 25% or less	0	0
Between negative 25% and negative 12 1/2%	0	$4 million
Between negative 12 1/2% and 0	$4 million	$5 million
Between 0 and 10%	$5 million	$10 million
Between 10% and 20%	$10 million	$15 million
Between 20% and 30%	$15 million	$20 million
Between 30% and 40%	$20 Million	$25 million
More than 40%	$25 million	$25 million

For example: (A) if the EPS Percentage Comparison is a negative 26% no Bonus will be payable; (B) if the EPS Percentage Comparison is a negative 14% the Bonus payable will be $3,520,000; (C) if the EPS Percentage Comparison is a negative 6.2455% the Bonus payable will be $4,500,000 (i.e., negative 6.2455% rounded to the nearest 1/100th of a percent is negative 6.25%); (D) if the EPS Percentage Comparison is 1.5313% the Bonus Payable will he $5,765,000 (i.e., 1.5313% rounded to the nearest 1/100th of a percent is 1.53%); (E) if the EPS Percentage Comparison is 14.9555% the Bonus payable will be $12,480,000 (i.e., 14.9555% rounded to the nearest 1/100th of a percent is 14.96%); (F) if the EPS Percentage Comparison is 22.0036%, the Bonus payable will be $16 million (i.e., 22.0036% rounded to the nearest 1/100th of a percent is 22.00%); and (G) if the EPS Percentage Comparison is 50.6587% the Bonus payable will be $25 million.

(v) Bonuses shall be paid to the Executive in the following manner:

(A) Any Bonuses payable to the Executive for the periods ending June 30, 2010, June 30, 2011, June 30, 2012 and June 30, 2013 shall be payable (1) the first $5 million in cash and (2) any balance payable one-half in cash and one-half in Restricted Stock Units, and

(B) Any bonus payable to the Executive for the period ending June 30, 2014 shall be payable in cash.

(vi) The number of the Restricted Stock Units to be granted to the Executive shall be determined by dividing (A) the amount of the Bonus allocated to the Restricted Stock Units, by (B) the Average Market Price of News Corp.’s Class A non-voting common stock) (the “Stock”). The “Average Market Price” of the Stock shall be the average of the closing price for the Stock on The Nasdaq Global Select Market for the twenty-day trading period ending on the date prior to the date the cash portion such Bonus is paid.

(vii) The Restricted Stock Units earned by the Executive shall be paid to the Executive in the following manner:

(A) The Restricted Stock Units shall be paid by delivery of one share of Stock for each Restricted Stock Unit.

(B) The Restricted Stock Units shall be paid on the following datest:

(1) Any Restricted Stock Units for the bonus period ending June 30, 2010 shall be paid in three equal installments on July 1, 2011, July 1, 2012 and July 1, 2013.

(2) Any Restricted Stock Units for the bonus period ending June 30, 2011 shall be paid in three equal installments on July 1, 2012, July 1, 2013 and June 30, 2014.

(3) Any Restricted Stock Units for the bonus period ending June 30, 2012 shall be paid in two equal installments on July 1, 2013 and June 30, 2014.

(4) Any Restricted Stock Units for the bonus period ending June 30, 2013 will be paid on June 30, 2014.

(C) Notwithstanding anything to the contrary contained herein(capitalized terms not already defined shall have the meanings set forth in Section 6 hereof): (1) the Restricted Stock Units shall be paid within 15 business days after the date of the Executive’s death, the Executive’s Disability, termination of the Executive’s employment by the Executive’s resignation for Good Reason or termination of the Executive’s employment by the Company without Cause; and (2) the Restricted Stock Units not previously paid shall terminate and be forfeited by the Executive in the event the Executive’s employment is terminated by the Company for Cause, or terminated by the Executive without Good Reason To the extent that any Restricted Stock Units constitute deferred compensation subject to Section 409A of the Code, (i) payment of Restricted Stock Units shall be subject to Section 19 hereof, (ii) payment of the Restricted Stock Units shall be accelerated upon the Executive’s Disability only to the extent that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code (although the Restricted Stock Units shall be deemed fully vested upon the occurrence of any Disability, without regard to whether the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code), (iii) any Restricted Stock Units that are or become vested prior to or at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code) shall be paid to the Executive within 15 business days after the date of such separation from service and (iv) any Restricted Stock Units that are not otherwise paid out or forfeited in connection with the Executive’s separation from service shall be paid to the Executive on the normally scheduled payment date(s).

(D) If on any date while Restricted Stock Units are outstanding under this Agreement the Company shall pay a dividend on the Stock (or the record date for such dividend shall occur), the number of Restricted Stock Units held by the Executive shall, as of such dividend payment date, be increased by a number of Restricted Stock Units equal to: (a) the product of (x) the number of Restricted Stock Units held by the Executive as of the related dividend record date, multiplied by (y) the amount of any cash dividend per share of Stock (or, in the case of any dividend payable in whole or in part other than in cash or Stock, the value of such dividend per share of Stock, as determined in good faith by the Company), divided by (b) the closing price of the Stock on The Nasdaq Global Select Market on the payment date of such dividend (or, if no closing price is reported on such date, the immediately preceding date upon which a closing price is reported). In the case of any dividend declared on the Stock that is payable in the form of Stock, the number of Restricted Stock Units held by the Executive shall be increased by a number equal to the product of (I) the aggregate number of Restricted Stock Units held by the Executive as of the related dividend record date, multiplied by (II) the number of shares of Stock (including any fraction thereof) payable as a dividend on a share of Stock.

(E) In the event of any change in the outstanding Stock by reason of any merger, reorganization, consolidation, recapitalization, separation, spin-off, liquidation, stock dividend, split-up, share combination or other change in the corporate or capital structure affecting Stock, the Company shall adjust the Restricted Stock Units described herein to reflect such event. The Executive may designate a beneficiary who may possess all rights with respect to the Restricted Stock Units under this Agreement in the event of the Executive’s death; otherwise payment will be made to the Executive’s estate.

(c) Signing Bonus. Upon commencement of employment, the Executive shall receive a cash payment in the amount of $10,000,000.

4. Equity-Based Awards.

The Executive shall participate in any grants of Stock, options to purchase Stock, or other Stock-related grants that are applicable to senior executives of News Corp. consistent with his position and level of responsibility. It is noted that the most recent Stock-related grant to such senior executives of News Corp was of RSUs with a value equal to 50% of annual base salary. Equity-based awards that are granted to the Executive during the Term shall continue to vest and be exercisable after the end of the Term provided that Executive is not then employed by another company.

5. Pension and Welfare Benefits.

During the Term, unless otherwise specified herein, the Executive and his surviving spouse will participate in all pension and welfare plans (other than provisions in individual contracts that might be deemed plans), programs and benefits at the highest levels that are from time to time applicable to senior executives of the Company (including, without limitation, each retirement plan, supplemental and excess retirement plan, individual supplemental excess retirement arrangement (“ISERA”), group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites). In addition, for as long as he and his surviving spouse live, the Executive and his surviving spouse will be entitled to participate in (together with their eligible dependents), and the Company will pay for, such health and welfare benefits (including, without limitation, medical and dental, disability and life insurance and other similar benefit plans) presently in effect or hereafter adopted at the highest levels that are from time to time applicable to the highest paid group of senior executives of the Company (the “Continuing Health and Welfare Benefits”); provided that the Company shall not be required to continue to provide the benefits under this Section 5 if such benefits are provided to Executive by another employer.

6. Other Benefits.

(a) Travel and Business-Related Expenses. During the Term, the Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder, and shall be reimbursed in accordance with the policies of the Company for traveling and other expenses (including, without limitation, the expense of first class travel incurred in the performance of the business of the Company and shall be entitled to other perquisites normally afforded to senior executive officers of the Company.

(b) Corporate Jet. During the Term, to the extent available, the Executive shall be permitted to use a jet provided by News Corp. for business travel and for personal travel in a manner that is consistent with Company guidelines.

(c) Automobile. During the Term, the Executive shall receive a car allowance equal to the highest car allowance available to a senior executive in News Corp. other than the News Corp. Chairman.

7. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good Reason (as defined below in this Section) or if the Executive’s employment hereunder terminates due to death, prior to the expiration of the Term, the Executive shall be entitled to receive:

(A) the Salary provided for in Section 3(a) as accrued through the date of such termination or resignation plus any accrued vacation pay; provided that in the case of Termination for Death or Disability the Executive shall also be entitled to receive the Salary provided for in Section 3(a) for the twelve (12) month period after the date of termination;

(B) any Bonus earned but not yet paid in respect of any Fiscal Year or other period ending prior to the date such termination or resignation occurs;

(C) a pro rata portion of the Bonus the Executive would have earned for the Fiscal Year of such termination had no termination occurred, payable when such Bonus would have been paid had no termination occurred, based on the Company’s actual financial results for such Fiscal Year of termination and based on the number of days the Executive was employed by the Company in the Fiscal Year during which his employment terminated compared to the total number of days in such Fiscal Year;

(D) SERP and ISERA benefits;

(E) any Stock-based award grants described in Section 4 above made prior to the date such termination or resignation occurs to the extent not yet granted to the Executive;

(F) the Executive and his surviving spouse shall receive from the Company the Continuing Health and Welfare Benefits described in Section 5; and

(G) in the case of the Executive’s death or Disability, the benefits described in Sections 7(b)(iv) and (v).

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7 or Section 19. In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.

(ii) Cause. For purposes of this Agreement, “Cause” shall mean:

(A) a deliberate and material breach by the Executive of his duties and responsibilities under this Agreement that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

(B) the Executive’s plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company.

(C) the Executive’s addiction to drugs or alcohol that results in a material breach of his duties and responsibilities under this Agreement and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

(iii) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent:

(A) The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status with News Corp., as set forth herein, a change in the Executive’s reporting responsibilities, title or offices, as set forth herein, or any removal of the Executive from or failure to elect or re-elect the Executive to any position with News Corp. (including membership on the Board of Directors of News Corp., but only to the extent that News Corp. does not use its best efforts to maintain Executive’s membership on its Board) except in connection with the Executive’s promotion or a termination of employment for Cause;

(B) A reduction in the Executive’s Base Salary, as such Base Salary may be increased from time to time thereafter;

(C) A material reduction in the Executive’s benefits under any employee benefit plan (unless failure to reduce such benefits would constitute a violation of applicable law);

(D) Any relocation of the Executive’s work location from the location set forth herein;

(E) Any material reduction in fringe benefits and perquisites provided to the Executive (unless failure to reduce such benefits would constitute a violation of applicable law);

(F) Any material breach by the Company or News Corp. of any provision of this Agreement; or

(G) Failure by any successor to the Company or News Corp. expressly to assume all obligations of News Corp. and the Company under this Agreement; provided, however, that an event specified in (A), (B), (C), (E) or (F) that has occurred inadvertently and in good faith shall not constitute “Good Reason” if it is remedied within 30 days after receipt of written notice from the Executive specifying such event.

(iv) For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform all of his material duties under this Agreement for a period of six consecutive months (it being understood that a Disability shall be deemed not to have occurred until the expiration of such six-month period) as a result of physical or mental incapacity or illness which is reasonably likely to continue indefinitely.

(v) Any intended date of termination of employment by the Company or the Executive pursuant to Section 7(a) or (b) shall be communicated by a written notice of termination from the Company to the Executive or the Executive to the Company, as the case may be, which, in the case of a proposed termination to which the 30-day cure period provided for in Section 7(a)(ii) or (iii) applies, shall be no less than 31 days after the delivery of such notice to the other party.

(b) Termination Without Cause; Resignation for Good Reason; Special Provisions on Death or Disability. If the Executive’s employment is terminated by the Company without Cause or if the Executive should resign for Good Reason, prior to the expiration of the Term, he shall be entitled to receive:

(i) the amounts set forth in Sections 7(a)(i)(A), (B), (C), (D) and (E); and

(ii) a lump sum cash amount equal to the sum of (A) twenty-four (24) months of his Salary and (B) an amount equal to his Bonus for the fiscal year ended prior to the Date of Termination; provided that if Executive’s employment is terminated under this Section 7(b) prior to July 1, 2010, then Executive shall be entitled to $10,000,000 under this clause (B) and, provided further, that if Executive’s employment is terminated under this Section 7(b) after June 30, 2013, then Executive shall be entitled to receive, in lieu of the amounts provided in clauses (A) and (B) of this Section 7(b)(ii), a lump sum cash amount equal to the sum of (x) twelve (12) months of his Salary, and (y) an amount equal to his Bonus for the fiscal year ended prior to the Date of Termination.

(iii) without prejudice to the Continuing Health and Welfare Benefits described in Section 5, continued medical, disability, dental and life insurance coverage for the Executive and his eligible dependents on the same basis as in effect immediately prior to the Executive’s termination of employment (without regard to any decreases in such benefits that would constitute “Good Reason” under this Agreement) through the third anniversary of the termination of employment; provided that the Company shall not be required to provide the benefits under this Section 7(b)(iii) if such benefits are provided to Executive by another employer;

(iv) full acceleration of vesting and exercisability of any stock appreciation rights, stock options, restricted Stock or rights related to Stock granted to the Executive (whether pursuant to Section 4 or otherwise) prior to, on or after the Executive’s termination of employment (and the ability to exercise such stock appreciation rights or options for their full 10-year term); provided that this Section 7(b)(iv) shall also apply in the event that the Executive’s employment hereunder should terminate due to death or Disability;

(v) payment of all Restricted Stock Units in accordance with Section 3(b); provided that this Section 7(b)(v) shall also apply in the event that the Executive’s employment hereunder should terminate due to death or Disability; and

(vi) the number of months of age and service credit for all purposes under all defined benefit plans of the Company equal to the greater of 36 or the number of months and fractional months remaining until the fifth anniversary of the Effective Date; provided, however, that to the extent any increase in benefits that would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to the Executive directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid.

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7. In addition to the foregoing, in the event of any termination of employment hereunder, the

Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement. Notwithstanding the foregoing, in the event the Executive becomes entitled to receive the payment described under Section 7(b)(ii), such payment to the Executive shall automatically be delayed until the date that is six months following the Executive’s termination of employment and the provisions set forth under Section 19 shall apply to such payment (without regard to whether such amounts would actually be considered deferred compensation subject to Section 409A of the Code).

8. Personal Investments; Confidentiality.

(a) Restrictions on Personal Investments. Any other provision in this Agreement to the contrary notwithstanding, while employed hereunder the Executive shall not make a personal investment which results in the Executive beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than two percent interest in any class of securities of a Public Company which engages in the media business or any interest in a company or business entity which is not a Public Company and which engages in the media business, unless the Executive shall have received prior written approval for such investment from the News Corp. Chairman or Group General Counsel. For purposes of this Agreement, (i) the phrase “engage(s) in the media business” shall refer not only to the activities of such Public Company or such other company or business entity, as the case may be, but shall also refer to the activities of any subsidiary, affiliate or joint venture thereof, (ii) the term “business entity” shall include, without limitation, individuals, sole proprietorships, partnerships and corporations, and (iii) the term “Public Company” shall mean any company or business entity which has any class of equity securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

(b) Confidential Information. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company, News Corp. and their subsidiaries. Accordingly, the Executive agrees that he will not, except with the prior written consent of the Board or as may be required by law or court of competent jurisdiction, directly or indirectly, disclose during the Term or any time thereafter any secret or confidential information that he has learned by reason of his association with the Company and News Corp. or use any such information to the detriment of the Company and News Corp. so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

(c) Employees of the Company. The Executive shall not, during the Term of his employment and for a period of one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

(d) Standards of Business Conduct. The Executive shall be subject to the provisions of the News Corp. Standards of Business Conduct as currently in effect and any amendments thereto.

9. Excise Taxes.

If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement, or any other agreement referred to herein or other arrangement with the Company, News Corp. or any of their affiliates is deemed to constitute a Parachute Payment (which, for this purpose, shall mean any payment deemed to constitute a “Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment, and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code or any successor statute or regulation, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount (the “Gross-Up Amount”) in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position as if no such excise taxes, interest and penalties under Section 4999 of the Code had been imposed with respect to Parachute Payments. Whether a payment or benefit results in the imposition of an excise tax and the amount of any payment under this Section 9 shall be determined by a nationally recognized certified public accounting firm mutually agreed upon by the Executive and the Company. All fees and expenses of such accounting firm shall be paid by the Company. Payment of the Gross-Up Amount shall be made when any such amount is required to be paid to the Internal Revenue Service or other appropriate taxing authority. In the event that the Company pays the Executive a Gross-Up Amount that exceeds the Executive’s actual liabilities intended to be covered by the Gross-Up Amount, the Executive agrees to cooperate with the Company in obtaining a refund from the Internal Revenue Service of any such excess amount.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount in addition to that previously paid, if any, by the Company pursuant to this Section 9. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by it relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect so such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

10. Legal Fees. The Company shall pay (i) all reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by the Executive in connection with any dispute over the enforcement of the Executive’s rights under this Agreement, provided that no such payment shall be required if the judge presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith.

11. Tax Withholding.

Payments to the Executive shall be subject to all applicable legal requirements with respect to the withholding of taxes.

12. Nonassignability; Binding Agreement.

Except as expressly provided in this Agreement or by law, neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate. The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

13. Amendment; Waiver.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by the Executive from any and all sources other than the Company and any affiliate thereof before, during or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits hereunder.

Except for being able to use payments from Company funded disability insurance, the Company shall have no right to offset against any payments or other benefits due to the Executive under this Agreement the amount of any claims it or any of its affiliates may have against the Executive by reason of any breach or alleged breach of this Agreement by the Executive or otherwise.

15. Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

(i)	To the Company:	News America Incorporated
1211 Avenue of the Americas
New York, New York 10036
Attention: General Counsel

(ii)	To the Executive at the then current address that the Company has on file for the Executive.

	With a copy to:	Brian D. Robbins, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

(or such other address as may from time to time be designated by notice by any party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

16. Indemnification. The Company and News Corp. shall indemnify the Executive to the extent permitted by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorneys’ fees incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party be reason of being an officer, director or employee of the Company or any of its affiliates, or being a director of any other company, in any case, to the fullest extent permitted by law. In connection with the foregoing, the Executive will be given the benefit of any liability insurance policy which protects other executive officers of the Company.

17. Governing Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

18. Representations.

The Company represents that the execution of this Agreement and the performance of its obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which the Company is a party. The Executive represents that the execution of this Agreement and the performance of his obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which he is a party.

19. Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the

Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 19 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 19 due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 19. Without limiting the generality of the foregoing, Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

20. Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1st day of July, 2009, effective as of the day and year first set forth above.

News America Incorporated

By:	/s/ John Nallen

/s/ Chase Carey
Chase Carey

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